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                                                           EXHIBIT 12.2

                                 PNC BANK CORP.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

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
                                                Three Months                          Year Ended December 31,
                                                   Ended         ------------------------------------------------------------------
                                               March 31, 1994       1993          1992          1991          1990          1989
                                               --------------    ----------    ----------    ----------    ----------    ----------
Earnings:
 Income before income taxes and cumulative
  effect of changes in accounting principles..    $312,494       $1,116,612    $  778,122    $  548,201    $   29,425    $  485,264
 Fixed charges and preferred stock dividends
  excluding interest on deposits..............     204,672          652,432       521,908       518,005       922,156       873,248
                                                  --------       ----------    ----------    ----------    ----------    ----------
   Subtotal...................................     517,166        1,769,044     1,300,030     1,066,206       951,581     1,358,512
 Interest on deposits.........................     200,004          742,772     1,063,422     1,727,765     1,973,087     1,907,769
                                                  --------       ----------    ----------    ----------    ----------    ----------
   Total......................................    $717,170       $2,511,816    $2,363,452    $2,793,971    $2,924,668    $3,266,281
                                                  ========       ==========    ==========    ==========    ==========    ==========

Fixed charges:
 Interest on notes and debentures.............    $100,689       $  265,353    $  145,125    $   95,207    $   84,045    $   61,590
 Interest on borrowed funds...................      96,737          362,995       352,162       398,779       816,448       788,520
 Amortization of notes and debentures.........         333              967           970           584           538           506
 Interest component of rentals................       6,278           20,584        19,167        18,800        17,667        16,467
 Preferred stock dividend requirements........         635            2,534         4,484         4,634         3,458         6,165
                                                  --------       ----------    ----------    ----------    ----------    ----------
   Subtotal...................................     204,672          652,432       521,908       518,005       922,156       873,248
 Interest on deposits.........................     200,004          742,772     1,063,422     1,727,765     1,973,087     1,907,769
                                                  --------       ----------    ----------    ----------    ----------    ----------
   Total......................................    $404,676       $1,395,204    $1,585,330    $2,245,770    $2,895,243    $2,781,017
                                                  ========       ==========    ==========    ==========    ==========    ==========

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends:
  Excluding interest on deposits..............        2.53x            2.71x         2.49x         2.06x         1.03x         1.56x
  Including interest on deposits..............        1.77             1.80          1.49          1.24          1.01          1.17
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